Exhibit 99.1

COMFORCE Corporation

CODE OF ETHICS AND BUSINESS CONDUCT

Statement by the Chairman and Chief Executive Officer

The press has reported exhaustively on the public company executives who lost sight of their high duties to both their employees and investors. In some cases these executives, facing the demands of meeting quarterly earnings estimates and analysts’ expectations, appear to have been driven to manufacture earnings and manipulate financial results in order that they could reap rewards upon the exercise of options and the sale of their companies’ stock at inflated prices, or receive bonuses based upon equally inflated financial results. These abuses spawned a historic rethinking of our federal securities laws under the Sarbanes-Oxley Act of 2002.

The Act is the genesis of the SEC’s requirement that all public companies adopt codes of ethics and institutionalize procedures to ensure that all employees have a voice and means to call attention to improper activities. What is striking in some of the well-publicized accounts of financial wrongdoing is how pervasive the wrongdoing was. The schemes of senior executives often required the active participation or the acquiescence of the junior officers or staff employees. I personally regret that current realities require us to formalize in writing what I believe to be fundamental principles of business conduct, fair dealing, integrity and respect for our investors’ commitment to us. We will hold all of our employees to those principles, and to the specific terms set forth in this code of ethics and business conduct.

Senior executives have the added responsibility of setting an example by their personal performance and an attitude that conveys our ethical values. That example should lead us to treat everyone — our investors, our customers, our fellow employees, our suppliers and our service providers — with honesty and respect. Each of our employees is responsible for the consequences of his or her actions. You cannot “just follow orders” when those orders are wrong. If you are unsure of the appropriate action, take advantage of our open door, informal environment and raise your concerns with management or, if you are still uncomfortable, follow the processes outlined in this code of ethics and business conduct.

John C. Fanning

Chairman and Chief Executive Officer

General

The company is committed to conducting its business in accordance with the highest ethical standards and has adopted the principles set forth below as corporate policy. It is the company’s policy that no officer or employee should place himself or herself in a position where his or her actions, personal interests or the activities or interests of those for whom he or she acts is, or is likely to become, in conflict with the interests of the company or its subsidiaries.

All employees of the company are to review this policy and agree to comply with the principles set forth herein.

Relationships with Outside Business Interests

Employees owe loyalty to the company. There can be no self-dealing or self-interest in any transaction involving the company.

Officers should be particularly cautious to avoid compromising their responsibilities to the company by becoming an employee of, investing in, or accepting interests in the company’s customers or suppliers. As a general rule, a prohibited conflict exists whenever such activity entails an account relationship in which the officer is responsible or influential in exercising control.

Officers shall not engage in the conduct of any business outside the company or have any outside employment or consulting arrangement unless such business or arrangement does not interfere with the satisfactory work performance for the company and does not have any actual potential conflict with company business. Officers must give prior notice to the chief legal officer of the company before accepting a second position of employment or a consulting arrangement. Each officer shall disclose to the chief legal officer of the company all existing employment and consulting arrangements with entities other than the company and shall obtain prior approval before any such future involvements.

Further disclosure must be made regarding any interest an employee or his or her immediate family has in a non-public enterprise, or a material interest in a public enterprise if (1) the enterprise is a substantial competitor of the company; (2) the enterprise receives funding from the company; (3) the enterprise is a customer of the company; or (4) the enterprise is a customer of the company. Whenever an employee finds that he or she is inadvertently placed in a potentially compromising position due to relationships with customers, suppliers or competitors, the officer shall report the matter immediately to the chief legal officer of the company and discontinue any activities associated with the entity until the matter has been resolved.

Any transaction between the company and any entity in which an employee or director has a material financial interest must be described in detail, with full disclosure of the conflict, to the company’s board of directors. Any employee involved with, or having knowledge of, such transaction involving a conflict of interest shall fully disclose his or her involvement or the transaction to the company’s chief legal officer or any member of the company’s board of directors.

Charitable Organizations

Officers are encouraged and urged to participate in civic or charitable organizations in the communities they serve, provided such participation is not in conflict with the company’s objectives and does not unduly interfere with regular duties. The employee shall report to the chief legal officer all relationships the employee has with any not-for-profit corporation, partnership, limited liability company or other social, fraternal, professional, educational, charitable or civic organization. Supplies, material and other property belonging to the company may not be used in more than an incidental way in the performance of such activities.

Illegal and Unethical Acts

In addition to crimes such as theft, fraud, embezzlement, misappropriation or any form of wrongful conversion of property belonging to the company or another employee, the following unethical or illegal acts by employees are prohibited:

•	Any act of deception involving the company, a customer, a supplier or any other party.

•	Any act of bribery, including a promise, offer or gift of money or anything of value made or offered by an employee to (1) a government official or someone acting for the government, or (2) a person employed by, or acting on behalf of, a customer, supplier or other organization with which the company does business or has prospective business.

•	Any dishonest or unethical act by an employee against the company.

•	The destruction or alteration of company records in order to falsify, conceal or misrepresent information to (1) avoid criticism for errors of judgment or to conceal failure to follow a supervisor’s instructions, (2) show a performance record better than, or different from, performance actually achieved or (3) misrepresent the employee’s performance, activities, or other transactions, or those of another employee.

•	Political contributions of money, services, or other property of the company that are in violation of the law when the contributions are made.

•	Violations of securities laws rules or regulations, including failure to disclose material information that should be described in filings the company makes with the Securities and Exchange Commission and banking regulators.

Gifts and Fees

Officers and their families may not solicit or accept gifts, fees, bequests, services or entertainment from customers, suppliers or prospective customers. A gift is regarded as any type of gratuity, favor, loan, legacy, fee, compensation, or anything of monetary value. All such gifts are prohibited except:

•	Business entertainment and other courtesies such as meals, sporting events, and the like, which involve no more than ordinary amenities, and can be properly reciprocated by the employee and charged as a business expense. Lavish or extravagant entertainment, such as weekend trips, etc., should not be accepted unless reimbursement is made to the donor.

•	Gifts received because of kinship, marriage, or social relationships and not because of any business relationship.

•	Unsolicited advertising or promotional materials that are generally available.

•	Customer or supplier paid travel or lodging where the trip has a legitimate business purpose. Any such trips must be approved in advance in writing by the chief legal officer of the company.

•	Fees or other compensation received from an organization in which membership or an official position is held, subject to prior written approval and possible requirement to pay such compensation to the company.

Officers who believe that acceptance of a permitted gift might make them feel obligated and therefore improperly influenced in the performance of their duties should not accept it, or turn it over to the company. Officers who are unsure whether a gift is violative of the law and these standards, should seek guidance from the company’s chief legal officer.

Likewise, no individual representing the company or members of his or her family may extend a gift to any existing or prospective customer or supplier that will not meet these same criteria.

All gifts received or extended which are in the categories above and are valued in excess of $250 should be reported to the chief legal officer. All gifts which do not fit the above guidelines, no matter what the value, should be reported to the chief legal officer.

From time to time officers are asked to speak, testify, or consult with outside organizations and regulators. An honorarium or gift in excess of $250 for such outside activity shall be reported to the chief legal officer for determination of the disposition of the honorarium.

Officers may not accept from customers or suppliers any fee or other form of remuneration which violates the law or the spirit of this statement.

Officers and members of their immediate families should not, except under very exceptional circumstances, accept directly or indirectly any bequest or legacy from a customer of the company.

Borrowing

Officers are not to borrow from customers or suppliers of the company, except those who engage in lending in the usual course of their business and then only on terms offered to others in similar circumstances.

Borrowing from the company must be in accordance with law and regulation and the policies established by the company. Except as provided below, the company may not directly or indirectly extend or maintain credit, arrange for the extension of credit, or renew an extension of credit, in the form of a personal loan to or for any of its directors or executive officers.

Misappropriation of Business Opportunities

In some cases, the company may be interested in business or investment opportunities made known to employees. In such cases, an employee is expected to advise the company of such opportunities or investments before acting upon them personally.

Disclosures in Public Filings

The company’s filings made under the Securities Exchange Act of 1934, such as quarterly and annual reports and proxy statements, are to contain full, fair, accurate, timely, and understandable disclosures. All press releases and shareholder communications must also contain such disclosures. The company has procedures in place to achieve these goals with respect to securities reports and shareholder communications. Any employee who has concerns about disclosures being made in these documents should feel free to contact any member of the company’s audit committee or of the company’s board of directors, or the company’s chief legal officer of the company.

Accounting Matters

The company’s financial statements and books and records on which they are based must accurately reflect all corporate transactions. All receipts and disbursements of corporate funds shall be promptly and properly recorded on the company’s books, and the company’s records must disclose the nature and purpose of the transactions.

All financial officers shall cooperate fully with the independent auditors of the company and under no circumstances withhold any information from them.

The company’s investors, creditors and other decision makers rely on its records and have a right to information which is timely and accurate.

A director, officer or employee may not maintain the company’s accounting or other records, or cause them to be maintained, in such a way that they do not reflect the true nature of transactions, account balances or other matters with clarity and completeness.

A director, officer or employee may not establish for any purpose an unauthorized, undisclosed, or unrecorded fund or asset account involving company assets.

A director, officer or employee may not allow transactions with a supplier, agent, or customer to be structured or recorded in a way not consistent with normal business practice or generally accepted accounting principles.

No false or artificial entries shall be made on the books or records of the company or its subsidiaries for any reason.

No payment on behalf of the company shall be made or approved with the understanding that it will or might be used for something other than the stated purposes.

The shifting of charges or costs to inappropriate accounts is prohibited by company policy.

No false, incomplete or misleading entries or records shall be created. No undisclosed or unrecorded corporate funds shall be established for any purpose, nor shall the company funds be placed in any personal or non-corporate account.

“Slush funds” or similar off-book accounts, where there is no accounting for receipts or expenditures on corporate books, are prohibited.

A system of internal accounting controls shall be maintained which is sufficient to provide reasonable assurances that transactions:

•	are executed in accordance with company management’s authorization.

•	are recorded in a manner that permits preparation of financial statements in conformity with generally accepted accounting principles and other applicable criteria; and

•	are recorded so as to maintain accountability for the company’s assets.

No officer or employee acting on behalf of the company shall engage in any activity which circumvents the company’s systems of internal controls.

Certifications

Employees may be required periodically to certify their understanding of and intent to comply with this code of ethics.

Redress

Any employee who violates the code of ethics is subject to possible suspension or discharge. Any employee who assists in, or knowingly fails to report, a violation of this code is also subject to suspension, discharge or other appropriate action. Any employee who suspects a violation of these policies (including any material transaction or relationship that gives rise to a conflict of interest which to the knowledge of such employee has not been disclosed to the appropriate persons) should make his or her concerns known by following the Company’s Report of Information Policy.